November 6, 1998



    Sysco Corporation:


    We are aware that Sysco Corporation has incorporated by reference in its Form S-8 Registration Statement covering the Non-Employee Directors Stock Plan, its Form 10-Q for the quarter ended September 26, 1998, which includes our report dated November 4, 1998, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

    Very truly yours,

    /s/ ARTHUR ANDERSEN LLP

    ARTHUR ANDERSEN LLP